Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		646-378-2923
650-934-5200
	Media Relations:	Pure Communications, Inc.
Dan Budwick
973-271-6085

VIVUS ANNOUNCES POSITIVE RESULTS FROM PHASE 2 STUDY OF QNEXA IN OBSTRUCTIVE SLEEP APNEA

Qnexa Treatment Results in 69% Reduction in Sleep Apnea Events

MOUNTAIN VIEW, Calif., January 7, 2010 — VIVUS, Inc. (NASDAQ: VVUS) today announced positive results from a phase 2 study evaluating the safety and efficacy of Qnexa®, an investigational drug, for the treatment of obstructive sleep apnea (OSA). VIVUS recently completed phase 3 development of Qnexa for the treatment of obesity and submitted a New Drug Application (NDA) to the FDA for that indication.  The study announced today demonstrated statistically significant improvement in the apnea/hypopnea index (“AHI” — a measure of the severity of sleep apnea) in patients with OSA treated with Qnexa for 28 weeks.  Qnexa-treated patients also experienced significant weight loss, improvements in blood pressure, and overnight blood oxygen levels.  OSA is a sleep-related breathing disorder that involves a decrease or complete halt in airflow despite an ongoing effort to breathe.  OSA is associated with an increased risk of hypertension, diabetes, stroke, sudden cardiac death and all-cause mortality. Approximately 18 million Americans have sleep apnea.

“Obstructive sleep apnea is a serious condition with recognized cardiovascular and metabolic consequences, including premature death. Current treatment approaches are limited to devices or surgery,” stated Leland Wilson, chief executive officer of VIVUS. “We know that substantial weight loss can significantly improve sleep apnea. These phase 2 data suggest that Qnexa, if approved for this indication, may be a promising treatment for OSA. We have submitted the study results for presentation at a scientific meeting.  We also look forward to meeting with the FDA to discuss the results of this study and to determine the regulatory path for approval.”

Currently, there are no approved pharmacologic treatments for OSA.

The apnea/hypopnea index is the standard measure of OSA severity, indicating the number of apnea/hypopnea events per hour of sleep. The phase 2 study (OB-204) was a single-center, randomized, double-blind, placebo-controlled parallel group trial including 45 obese men and women (BMI 30 to 40 kg/m2, inclusive), 30 to 65 years of age.  Patients enrolled were diagnosed

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with OSA based on an AHI >15 (moderate to severe) at baseline.  In addition to receiving active or placebo drug, all patients were provided with an intensive lifestyle modification program.

Highlights of the study include:

•                  Patients treated with Qnexa for 28 weeks had a 69% reduction in sleep apnea events

•                  Qnexa treatment reduced the number of apnea/hypopnea events from a mean of 46 events per hour of sleep to 14 — compared to placebo patients with a reduction from a mean 44 events per hour of sleep to 27 (ITT-LOCF p<0.001 active vs. placebo)

•                  Qnexa treated patients lost 10.2% body weight, or 23.8 lbs in 28 weeks — compared to 4.3% for placebo patients, or 10.4 lbs,  (ITT-LOCF p<0.001 active vs. placebo)

•                  Systolic blood pressure was reduced by 15 mm Hg in the Qnexa group from a mean of 138 mm Hg at baseline (ITT-LOCF p<0.04 active vs. placebo)

•                  Mean overnight oxygen saturation was significantly improved in Qnexa patients (p<0.014 active vs. placebo)

•                  Qnexa treatment was well-tolerated with no serious adverse events reported in the Qnexa arm; the most common side-effects were dry mouth, altered taste and sinus infection

“People often underestimate the extent and significance of obstructive sleep apnea, and the potentially deadly effects it can have for those who suffer from repetitive cessation of breathing during sleep. Appropriate diagnosis and treatment of OSA, which is associated with a six-fold increase in mortality, is critical for patients to reduce their risk,” stated David Winslow, MD, president, Kentucky Research Group, Chest Medicine Associates, P.S.C., Louisville and the study’s primary investigator. “These positive Qnexa data are encouraging, as there are currently no drug treatments available for the condition. Having a safe and effective oral pharmacologic therapy available to treat OSA would be a welcome addition for patients.”

Sleep apnea is one of the leading co-morbidities associated with obesity and research has shown that weight loss can improve OSA. Qnexa may improve OSA through other mechanisms in addition to weight loss. Additional studies are planned to define those mechanisms.

These data follow the December 2009 submission of our new drug application to the U.S. Food and Drug Administration for Qnexa for the treatment of obesity, including weight loss and maintenance of weight loss, in patients who are obese or overweight with co-morbidities such as hypertension, type 2 diabetes, dyslipidemia or central adiposity.  In September 2009, VIVUS announced the successful completion of the phase 3 program for Qnexa, including the recently announced results from the two pivotal, year-long phase 3 studies, EQUIP and CONQUER. In these trials, patients treated with all three doses of Qnexa achieved significant percent and categorical weight loss compared to placebo and met regulatory requirements for weight loss products as defined in the current FDA Guidance for Developing Products for Weight Management. Patients treated with Qnexa also had significant dose-related improvements in a variety of secondary endpoints including reductions in cardiovascular and metabolic risk factors.

About the OB-204 Study

This phase 2 study (OB-204) was a single-center, randomized, double-blind, placebo-controlled parallel group trial including 45 obese men and women (BMI 30 to 40 kg/m2 inclusive), 30 to 65 years of age with OSA (AHI >15 at baseline), who had not been treated with, or who were not compliant with continuous positive airway pressure (CPAP) within three months of screening. Patients were randomized to placebo or full-dose Qnexa. Patients underwent a four-week dose titration followed by 24 weeks of additional treatment. All patients were also provided with an intensive lifestyle modification program focusing on diet and exercise. Overnight polysomnography was performed at baseline, Week 8 and Week 28. The primary endpoint was the change in AHI between baseline and Week 28; secondary endpoints included weight loss, oxygen saturation and changes in blood pressure.

About Obstructive Sleep Apnea (OSA)

Obstructive sleep apnea (OSA) is a sleep-related breathing disorder that involves a decrease or complete halt in airflow despite an ongoing effort to breathe.  It is a common yet serious disorder characterized by repeated pauses in breathing during the sleep cycle. Approximately 18 million Americans are afflicted with OSA, though an estimated 90% of patients remain undiagnosed or untreated. Studies have identified a causal relationship between OSA and a number of cardiovascular and metabolic diseases including hypertension, diabetes, stroke, congestive heart failure and sudden cardiac death.  Patient compliance can be an issue in treating OSA and can limit the effectiveness of currently available treatments which include lifestyle changes, continuous positive airway pressure (CPAP) devices and surgery.

Note to Investors

As previously announced, VIVUS will hold a conference call to discuss these results today, January 7, 2010, beginning at 8:30 a.m. Eastern Time. You can listen to this call by dialing toll free 1-888-806-6202 or outside the U.S. 1-913-312-6680. A 30-day archive of the call can be accessed at http://ir.vivus.com/.

To access the webcast of this event, please visit: VIVUS’ Investors’ site at http://ir.vivus.com/events.cfm. Replay will also be available on demand from the website at the conclusion of the program.

About Qnexa

Qnexa (Q-NEX-uh) is an investigational drug being developed to address weight loss, type 2 diabetes and obstructive sleep apnea. Qnexa is a once-a-day, proprietary, oral, controlled-release formulation of low dose phentermine and topiramate, which is believed to address both appetite and satiety - the two main mechanisms that impact eating behavior - in one capsule. In phase 2 and 3 clinical data to date, Qnexa has demonstrated significant weight loss, glycemic control, and improvement in cardiovascular risk factors.

About VIVUS

VIVUS is a biopharmaceutical company developing innovative, next-generation therapies to address unmet needs in obesity, diabetes and sexual health.  The company’s lead product in clinical development, Qnexa®, has completed phase 3 clinical trials for the treatment of obesity and an NDA was submitted to the FDA in December 2009. Qnexa is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea.  In the area of sexual health, VIVUS is in phase 3 development with avanafil, a potentially best-in-class PDE5 inhibitor for the treatment of erectile dysfunction, and in phase 2 development of Luramist™ for the treatment of hypoactive sexual desire disorder (HSDD) in women. MUSE® (alprostadil), a first generation therapy for the treatment of ED, is already on the market and generating revenue for VIVUS. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2008 and periodic reports filed with the Securities and Exchange Commission.

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